EXHIBIT d.2

                                  AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT

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                                  AMENDMENT TO
                          INVESTMENT ADVISORY AGREEMENT

         THIS AMENDMENT effective as of the 28th day of June, 2006 amends that certain Investment Advisory Agreement dated as of November 20, 2002 (the "Agreement") by and between Phoenix Investment Trust 97, a Delaware statutory trust (the "Trust") and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") as follows:

1. All references to the state of domicile of Phoenix Investment Counsel, Inc. shall hereafter refer to the Commonwealth of Massachusetts.

2. The name of the series Phoenix-Hollister Small Cap Value Fund has been changed to Phoenix Small-Cap Value Fund.

3. All references to the series Phoenix-Hollister Value Equity Fund are hereby deleted.

4. Schedule A to the Agreement is hereby deleted in its entirety and Schedule A attached hereto substituted in its place.

5. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

6. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

                         PHOENIX INVESTMENT COUNSEL, INC.


                         By:   /s/ John H. Beers
                               --------------------------------------
                         Name:    John H. Beers
                         Title:   Vice President and Clerk

                         PHOENIX INVESTMENT TRUST 97


                         By:  /s/ Francis G. Waltman
                              ----------------------------------------
                         Name:     Francis G. Waltman
                         Title:    Senior Vice President

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                                   SCHEDULE A

         DESIGNATED SERIES                       INVESTMENT ADVISORY FEE
         -----------------                       -----------------------

                                                        $400 Million
                                             1st $400    through $1
                                             Million      Billion    $1+ Billion

Phoenix Quality Small Cap Fund                0.90%        0.85%        0.80%
Phoenix Small Cap Sustainable Growth Fund     0.90%        0.85%        0.80%




The parties to this Agreement hereby acknowledge the following fund name change:
Phoenix Small-Cap Value Fund (f/k/a Phoenix-Hollister Small Cap Value Fund).


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